Exhibit 99.1

                                  PRESS RELEASE

Globix Finalizes Acquisition of Aptegrity

New York - November 3, 2003 - Globix Corporation (OTC: GBXX), a provider of managed Internet applications and infrastructure services, today announced that it had completed its acquisition of Aptegrity, a managed services provider (MSP) focused on web-based applications.

"We are excited to have completed this acquisition to fuel the transformation into a full service managed Internet applications and infrastructure provider," said Pete Stevenson, Globix's CEO.

"By combining Globix's tier-one infrastructure with Aptegrity's world-class application expertise and management capabilities, we can now offer enterprises a single Service Level Agreement that unifies the elements of their Internet environment, from network and facilities to hardware and applications," said Henry J. Holcombe, Globix's Chief Technology Officer. "And we do it all with a single point of contact and a high level of accountability, ensuring customers that their mission-critical applications are optimized, reliable and available 24 hours per day, 7 days per week."

About Globix:
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Globix (http://www.globix.com) is a leading provider of managed Internet applications and infrastructure services for enterprises. Globix delivers and supports mission-critical applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, and content delivery network. Through Aptegrity, its managed services group, Globix provides remote management of custom and off-the-shelf web-based applications on any server, anywhere, at any time. By managing such complex e-commerce, database, content management and customer relationship management software for its clients, Globix helps them to protect Internet revenue streams, reduce technology operating costs and operating risk, and improve user satisfaction. Globix's clients are companies which use the Internet as a way to provide business benefits and sustain a competitive advantage in their markets. Our clients include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including health care, media and publishing, technology and financial services. Globix and its subsidiaries have operations in New York, London, Santa Clara and Atlanta.

Risk Factors and Forward-Looking Statements
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This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the actual results of Globix to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the Globix Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.

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Press Contacts:
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Michael van Dijken
212-334-8500
mvandijken@Globix.com
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